EXHIBIT 10.02C

RESTRICTED SHARE AGREEMENT

restricted share award agreement

This Agreement is made and entered into on (insert date of grant),, between The E.W. Scripps Company (“Company”) and                                  (“Grantee”).

The parties agree as follows:

1. The Company hereby delivers to Grantee an award of              Class A Common Shares of the Company (the “Shares”), subject to the terms and conditions of this Agreement and of the Company’s 1997 Long-Term Incentive Plan (the “Plan”). All capitalized terms used and not defined herein shall have the meaning provided in the Plan.

2. The Shares will vest in three equal installments, on (one year after grant), (two years after grant), and (three years after grant).

3. The Shares may not be sold, assigned, or transferred prior to the vesting dates, except as otherwise provided herein or in the Plan.

4. Grantee shall have all the rights of a shareholder with respect to the Shares granted under this Agreement in accordance with and subject to the restriction on transfer set forth in Section 3 and the risk of forfeiture set forth in Section 6.

5. The Shares shall become fully vested upon the death, Disability or Retirement of Grantee or in the event of a Change in Control of the Company.

6. Shares that do not vest in accordance with this Agreement will be forfeited.

7. A certificate for the Shares will be delivered to Grantee immediately following vesting. As an alternative to the Company issuing a stock certificate, Grantee may choose to have shares registered through an uncertificated share registration system. The Company may require, as a condition of the delivery of the certificate, that Grantee sign such further documents as the Company reasonably determines to be necessary or appropriate to assure compliance with the requirements of federal and state securities laws.

8. The Company may require as a condition to the delivery of a certificate (or the authorization of shares through an uncertificated share registration system) for Shares, that Grantee pay to the Company, in cash, any federal, state or local taxes of any kind required by law to be withheld with respect to delivery of such certificates. Grantee, at Grantee’s discretion, may elect to pay such taxes with vested shares previously acquired by Grantee or Shares which are deliverable to Grantee in connection with this award. The Fair Market Value of Class A Common Shares withheld by the Company from this award or tendered to the Company for the satisfaction of such tax withholding obligations will be determined on the date such shares are withheld or tendered.

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9. The terms and conditions contained in the Plan, as it may be amended from time to time in the future, are incorporated by reference into and made a part of this Agreement. All provisions of this Agreement are made subject to the terms of the Plan, as amended. In the event there is any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

10. This Agreement is governed by Ohio law.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date noted above.

THE E.W. SCRIPPS COMPANY		GRANTEE

By:	Kenneth W. Lowe
Its:	President and Chief Executive Officer

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